UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2014

Date of Report (Date of earliest event reported)

THE PAWS PET COMPANY, INC.

(Exact name of registrant as specified in its charter)

Illinois	333-130446	20-3191557
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

855 El Camino Real, Suite 13A-184, Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

(415) 871-0678

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On March 20, 2014, The PAWS Pet Company Inc. (the “Company”) entered into an Agreement and Plan of Merger Agreement (the “APMA”) with Pharmacy Development Corp., a California corporation (“PDC”) whereby, subject to closing requirements, the Company shall acquire PDC through a forward triangular merger into the Company’s wholly owned subsidiary PDC, INC., a Nevada corporation. Upon the closing of the merger, the Company shall issue 500,000 shares of Series D Preferred Stock to the shareholders of PDC and assume certain convertible notes of PDC. Barring any unforeseen circumstances and/or events to the contrary, the parties will close the merger prior to or on March 31, 2014.

PDC, through its wholly owned subsidiary Mesa Pharmacy, Inc. (“MESA”), focuses on providing custom compounded non-narcotic, transdermal topical pain medications that are marketed to industrial health physicians and clinics. MESA has developed a series of topical ointments, in different strengths, that provide the pain relief doctors seek.

As a result of the APMA, the First Amended Securities Exchange Agreement between the parties dated December 31, 2013, pursuant to which the Company acquired MESA will be amended, superseded and replaced by the APMA, and the 20-year, 5% Royalty Agreement between the MESA and PDC dated also dated December 31, 2013 will terminate concurrently with the closing of the APMA. The Company originally disclosed such transactions in a Current Report on Form 8-K dated January 7, 2014

The APMA is attached hereto as Exhibit 10 and the above description of the APMA is qualified by reference in its entirety to the attached APMA.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10	Agreement and Plan of Merger Agreement (APMA) dated March 20, 2014

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PAWS Pet Company, Inc.

DATE: March 26, 2014	By:	/s/ Daniel Wiesel
Daniel Wiesel
Chief Executive Officer